Exhibit 8.1

Mark E. Sims

Direct Dial: (513) 629-2769

E-Mail: msims@graydon.com

March 16, 2004

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Re:	Merger of Franklin Financial Corporation (“Franklin”) with and into Fifth Third Financial Corporation (“Fifth Third Financial”), a wholly-owned subsidiary of Fifth Third Bancorp (“Fifth Third”)

Ladies and Gentleman:

We have acted as counsel to Fifth Third in connection with the proposed merger (the “Merger”) of Franklin with and into Fifth Third Financial, a wholly-owned subsidiary of Fifth Third, pursuant to the terms of and as described in that certain Affiliation Agreement (the “Merger Agreement”) dated as of July 23, 2002 and amended as of September 9, 2002, as of December 10, 2002, and as of March 27, 2003, by and among Fifth Third, Fifth Third Financial and Franklin described in the Fifth Third Bancorp Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission on or about March 16, 2004 (the “Registration Statement”). At your request, in connection with the filing by Fifth Third of the Registration Statement and the Proxy Statement-Prospectus of Franklin and Fifth Third (the “Proxy Statement-Prospectus”) included as part of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, any term used in this opinion letter shall have the same meaning as in the Proxy Statement-Prospectus.

We have reviewed the terms of the proposed transaction as set forth in the Merger Agreement and have examined such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have received representations (“Representation Letters”) from certain executive officers of Fifth Third and Franklin relating to various factual matters relevant to the opinion expressed herein. In rendering the opinion expressed below, we have relied upon the accuracy and completeness of the facts, information and representations contained in the Merger Agreement, the Representation Letters and such other documents as we have deemed relevant and necessary, without independent verification thereof. Our opinion is based on our analysis of the applicable provisions of the Internal Revenue Code of 1986,

Fifth Third Bancorp

March 16, 2004

as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings, and judicial decisions interpreting the Code as in effect on the date hereof, any of which may be changed at any time with retroactive effect. This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the matters addressed herein.

We have assumed the authenticity of all documents submitted to us, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have also assumed that the representations of the parties set forth in the Merger Agreement and the representations made by executive officers of Fifth Third and Franklin in their Representation Letters, respectively, are accurate and complete and will also be accurate and complete as of the Effective Time. We have also assumed that any such representation qualified by the “knowledge” of the party making such representation, or by any similar qualification, is correct and complete without such qualification. We have also relied on the accuracy and completeness of the Proxy Statement-Prospectus.

For purposes of this opinion, we have assumed that: (1) the shares of Franklin common stock constitute capital assets in the hands of each holder thereof; (2) the Merger will be consummated according to the Merger Agreement, and (3) the Merger will qualify as a statutory merger under applicable state law.

Based upon and subject to the foregoing, we are of the opinion that the Merger will constitute a reorganization under Section 368(a)(2)(D) of the Code. Further, we are of the opinion that the discussion set forth in the section entitled “Material Federal Income Tax Consequences” in the Registration Statement is accurate and complete in all material respects as it relates to matters of United States federal income tax law.

No opinion is expressed with respect to the state, local or foreign tax consequences of any aspect of the Merger.

We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Proxy Statement-Prospectus. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

GRAYDON HEAD & RITCHEY, LLP

By:	/s/ MARK E. SIMS

Mark E. Sims